EXHIBIT 15
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Insilco Holding Co.
Columbus, Ohio

Ladies and Gentlemen:

Post-Effective Amendment No. 1 to Registration Statement (Form S-8)

With respect to the Post-Effective Amendment No.1 to the registration statement (Form S-8/A) for the Amended and Restated Insilco Holding Co. and Insilco Corporation Equity Unit Plan, we acknowledge our awareness of the use therein of our report dated May 12, 2000 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


Very truly yours,

/s/ KPMG LLP

Columbus, Ohio
June 29, 2000